State of Delaware

Office of the Secretary of State

I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF "ANYTHINGIT INC.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF OCTOBER, A.D. 2000, AT 9 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Edward J. Freel, Secretary of State

AUTHENTICATION: 0734300

DATE: 10-13-00

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/13/2000
001518497 - 3297338

CERTIFICATE OF CORRECTION OF

ANYTHINGIT INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the "corporation") is ANYTHINGIT INC.

2. The certificate of incorporation of the corporation, which was filed by the Secretary of State of Delaware on October 2, 2000, is hereby corrected.

3. The inaccuracy to be corrected in said instrument is as follows: Article Fourth was incorrectly set forth.

4. Article Fourth is corrected to read as follows:

FOURTH: The total number of shares of stock which this corporation is authorized to issue is 10,000,000 shares consisting of 5,000,000 shares of Common Stock, par value of $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. Except as otherwise provided by law and subject to the rights conferred upon the Preferred Stock of any series thereof by the Board of Directors as hereinafter provided, the holders of the Common Stock shall possess exclusive: (i) voting rights for the election of directors and for all other purposes; (ii) rights to all dividends when and as declared by the Board of Directors; and (iii) rights to all distributions upon any liquidation, dissolution or winding up of the affairs of the Corporation. The Preferred Stock may be issued from time to time in one or more series and in such powers, designations, preferences and rights and qualifications, and limitations and restrictions as shall be fixed by resolution or resolutions of the Board of Directors providing for the issuance of the same. The Board of Directors is hereby expressly granted authority to fix the foregoing to the fullest extent permitted by Delaware law.

Signed on October 13, 2000

[Name and Title]

RICHARD M. NEVILLE, PRESIDENT